SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

MONY LIFE INSURANCE COMPANY OF AMERICA

(Exact name of Registrant as specified in its charter)

Arizona	333-65423	86-0222062
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas New York, New York		10104
(Address of principal executive offices)		(Zip Code)

(212) 554-1234

(Registrant’s telephone number, including area code)

None

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2012, the Company announced that Richard S. Dziadzio, Senior Executive Vice President and Chief Financial Officer, will be leaving the Company effective April 13, 2012 in order to pursue other career opportunities.

The Company also announced that Anders Malmstrom will join the Company as Chief Financial Officer and become a member of the Executive Committee effective June 1, 2012, pending Board of Director, regulatory and visa approvals. Mr. Malmstrom will join the Company from AXA Winterthur, where he most recently served as a member of the Executive Board and Head of the Life Business. Mr. Malmstrom joined AXA Winterthur in January 2009. Prior to joining AXA Winterthur, Mr. Malmstrom was Senior Vice President at Swiss Life, where he was also a member of the Management Committee. Mr. Malmstrom joined Swiss Life in 1997, and held several positions of increasing responsibility during his tenure.

During the time period following Mr. Dziadzio’s departure and Mr. Malmstrom’s arrival, Bertrand Poupart-Lafarge will serve as the Company’s Interim Chief Financial Officer, pending Board of Director approval. Mr. Poupart-Lafarge joined the Company in November 2011 and is currently Executive Vice President, Chief Investment Officer and Treasurer. Prior to joining the Company, he was Executive Vice President and Chief Financial Officer of AXA Canada since 2010. Mr. Poupart-Lafarge joined the AXA organization in 1996, and has held several investment positions within AXA Real Estate and AXA France during his tenure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONY LIFE INSURANCE COMPANY OF AMERICA

Date: March 27, 2012	By:	/s/ Dave S. Hattem
	Name:	Dave S. Hattem
	Title:	Senior Vice President and General Counsel